As filed with the Securities and Exchange Commission on May 14, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400	37-1699499 (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Renee L. Wilm
Chief Legal Officer
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Samantha Crispin
Adorys Velazquez
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2500

           Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transactions described herein have been satisfied.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)

Series C Liberty SiriusXM Common Stock, par value $0.01 per share	29,671,408	$25.47	$755,730,762	$98,094

Subscription Rights to Purchase Shares of Series C Liberty SiriusXM Common Stock ("Series C Liberty SiriusXM Rights")	—	—	(3)	(3)

(1)
The number of shares of the Registrant's Series C Liberty SiriusXM common stock, par value $0.01 per share ("LSXMK"), being registered has been determined based upon the maximum number of shares of LSXMK estimated to be offered by the Registrant pursuant to the rights offering contemplated hereby, which number has been determined based on the number of shares of the Registrant's Series A Liberty SiriusXM common stock, par value $0.01 per share ("LSXMA"), Series B Liberty SiriusXM common stock, par value $0.01 per share ("LSXMB"), and LSXMK outstanding on the record date for the distribution of the Series C Liberty SiriusXM Rights (the "rights distribution record date"), each multiplied by 0.0939, which is the number of subscription rights that the Registrant intends to distribute for each share of the Registrant's Liberty SiriusXM common stock outstanding on the rights distribution record date. Because fractional subscription rights will be rounded up to the nearest whole right as described in the registration statement, the number of shares of LSXMK being registered hereby also includes up to 220,562 shares which may be issued as a result of the rounding up of the subscription rights. The actual number of LSXMK shares offered may be less than the maximum number stated in the table.

(2)
Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

(3)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby as the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)
Calculated on the basis of $129.80 per million of the proposed maximum aggregate offering price.

PROSPECTUS

LIBERTY MEDIA CORPORATION

12300 Liberty Boulevard
Englewood, Colorado 80112

Series C Liberty SiriusXM Common Stock, par value $0.01 per share

Subscription Rights to Purchase up to 29,450,846 Shares of Series C Liberty SiriusXM Common Stock at $25.47 per Share*

           Liberty Media Corporation (Liberty, which is also referred to in this prospectus as we, us, our or the company) owns interests in subsidiaries and other companies that are engaged in the global media and entertainment industries. Through our ownership of interests in subsidiaries and other companies, we principally operate in North America and the United Kingdom. Our principal businesses and assets include our consolidated subsidiaries Sirius XM Holdings Inc. (Sirius XM Holdings), Formula 1, Braves Holdings, LLC (Braves Holdings) and our equity affiliate Live Nation Entertainment, Inc. (Live Nation). We are distributing (the rights distribution) to holders of our Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock and Series C Liberty SiriusXM common stock 0.0939 of a subscription right (a Series C Liberty SiriusXM Right or a right) to purchase one share of our Series C Liberty SiriusXM common stock for each share of our Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock and Series C Liberty SiriusXM common stock (the rights offering) held as of 5:00 p.m., New York City time, on May 13, 2020 (the rights distribution record date). No Series C Liberty SiriusXM Rights are being distributed based on ownership of any series of our Liberty Braves common stock or our Liberty Formula One common stock.

           If all conditions to the rights distribution are satisfied, at 5:00 p.m., New York City Time, on May 15, 2020 (the rights distribution date):

  •
  You will receive 0.0939 of a Series C Liberty SiriusXM Right for each share of our Series A Liberty SiriusXM common stock, par value $0.01 per share (Series A Liberty SiriusXM common stock or LSXMA), held by you as of the rights distribution record date;

  •
  You will receive 0.0939 of a Series C Liberty SiriusXM Right for each share of our Series B Liberty SiriusXM common stock, par value $0.01 per share (Series B Liberty SiriusXM common stock or LSXMB), held by you as of the rights distribution record date; and

  •
  You will receive 0.0939 of a Series C Liberty SiriusXM Right for each share of our Series C Liberty SiriusXM common stock, par value $0.01 per share (Series C Liberty SiriusXM common stock or LSXMK, and together with LSXMA and LSXMB, the Liberty SiriusXM common stock), held by you as of the rights distribution record date.

The total number of Series C Liberty SiriusXM Rights to be issued to you will be rounded up to the nearest whole number (after taking into account the aggregate number of Series C SiriusXM Rights you would otherwise be entitled to receive in respect of the aggregate number of shares of Liberty SiriusXM common stock held of record by you as a result of the rights offering). Such rounding will be made with respect to each beneficial stockholder.

           The maximum number of Series C Liberty SiriusXM Rights to be issued in the rights distribution pursuant to which our rightsholders may acquire an equivalent number of shares of our Series C Liberty SiriusXM common stock is 29,450,846.*

           The rights offering will commence on May 18, 2020. In the rights offering, each Series C Liberty SiriusXM Right will entitle the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Series C Liberty SiriusXM Right entitles its holder to purchase one share of our Series C Liberty SiriusXM common stock at a subscription price of $25.47, which is equal to an approximate 20% discount to the volume weighted average trading price of our Series C Liberty SiriusXM common stock beginning on May 6, 2020 and ending on (and including) May 8, 2020 (such price, the subscription price, and such trading day period, the subscription price determination period). Under the oversubscription privilege, each rightsholder which exercises its basic subscription privilege, in full, will have the right to subscribe, at the subscription price, for up to that number of shares of our Series C Liberty SiriusXM common stock which are not purchased by rightsholders under their basic subscription privilege. If a rightsholder delivers an oversubscription request for shares of our Series C Liberty SiriusXM common stock and we receive oversubscription requests for more shares of our Series C Liberty SiriusXM common stock than we have available for oversubscription, the rightsholder will receive its pro rata portion of the available shares of our Series C Liberty SiriusXM common stock based on the number of shares it purchased under its basic subscription privilege or, if less, the number of shares for which it oversubscribed.

           All exercises of Series C Liberty SiriusXM Rights are irrevocable even if our board determines, in its sole discretion, to extend the expiration time. The rights offering will expire at 5:00 p.m., New York City time, on June 5, 2020, unless we extend it, with the length of such extension to be determined by our board of directors in its sole discretion. However, we may not extend the expiration time of the rights offering for more than 25 trading days past the original fourteen trading day subscription period.

           You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times as a result of the coronavirus (COVID-19) pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time.

           No vote of Liberty's stockholders is required or is being sought to authorize or effectuate the rights offering. No action is required of you to receive your Series C Liberty SiriusXM Rights.

           We have been informed by John C. Malone, our Chairman of the Board, and Gregory B. Maffei, our President and Chief Executive Officer and a director of our company, that they each intend to exercise in full their respective basic subscription privileges in the rights offering. However, neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our Series C Liberty SiriusXM common stock, or simply take no action with respect to your rights based on your own assessment of your best interests.

           Our Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock, Series C Liberty SiriusXM common stock, Series A Liberty Braves common stock, Series C Liberty Braves common stock, Series A Liberty Formula One common stock and Series C Liberty Formula One common stock trade on the Nasdaq Global Select Market under the symbols "LSXMA," "LSXMB," "LSXMK," "BATRA," "BATRK," "FWONA" and "FWONK," respectively. Our Series B Liberty Braves common stock and Series B Liberty Formula One common stock are quoted on The OTC Markets under the symbols "BATRB" and "FWONB," respectively. We expect to list the Series C Liberty SiriusXM Rights on the Nasdaq Global Select Market on a "when-issued" basis on May 15, 2020 under the symbol "LSXRV" and in the "regular way" on May 18, 2020 (the first trading day following the rights distribution date and the commencement date for the rights offering) under the symbol "LSXMR".

           In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 14.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus as truthful or complete. Any representation to the contrary is a criminal offense.

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

           In connection with this offering, J.P. Morgan Securities LLC, the dealer manager for this offering, will receive a fee for its marketing and soliciting services. See "Plan of Distribution."

The dealer manager for the rights offering:

J.P. Morgan

The date of this prospectus is May 14, 2020.

*
Plus additional shares of Series C Liberty SiriusXM common stock which may be issued as a result of rounding fractional Series C Liberty SiriusXM Rights up to the nearest whole right as described herein.

ABOUT THIS PROSPECTUS

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Liberty," the "company," "we," "us," "our," or similar references, mean Liberty Media Corporation.

        We and our dealer manager, J.P. Morgan Securities LLC (the dealer manager), have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the SEC) that is incorporated by reference is accurate only as of the date such document is incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement we have filed with the SEC under the Securities Act of 1933, as amended (the Securities Act). As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities.

        We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, our SEC filings and other information about us may also be obtained from our website at www.libertymedia.com, although information on our website is not incorporated by reference into and does not constitute a part of this prospectus. Our Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock, Series C Liberty SiriusXM common stock, Series A Liberty Braves common stock, Series C Liberty Braves common stock, Series A Liberty Formula One common stock and Series C Liberty Formula One common stock are listed on the Nasdaq Global Select Market under the symbols "LSXMA," "LSXMB," "LSXMK," "BATRA," "BATRK," "FWONA" and "FWONK," respectively.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus and is deemed to be part of this prospectus except for any information superseded by this prospectus or any other document incorporated by reference into this prospectus. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2019, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, including the description of our Series C Liberty SiriusXM common stock, par value $0.01 per share, contained in Exhibit 4.12 thereto, and any amendment or report filed for the purpose of updating such description; and

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020.

        Any statement contained in the filings (or portions of filings) incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any filing by us with the SEC prior to the completion of this offering modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5400
Attention: Investor Relations

TRADE NAMES, TRADEMARKS AND SERVICE MARKS

        Sirius XM, Atlanta Braves, Live Nation, Formula One, Formula 1, F1 and certain other trade names, trademarks and service marks appearing in or incorporated by reference into this prospectus are our property or the property of our affiliates, and may be registered in the United States Patent and Trademark Office and / or in foreign trademark offices. Trade names, trademarks and service marks of other organizations appearing in or incorporated by reference into this prospectus are the property of their respective holders.

SUMMARY

        The following is a summary of material information discussed in this prospectus. It is included for convenience only and should not be considered complete. You should carefully review this entire prospectus, including the risk factors and the documents incorporated by reference into this prospectus, to better understand the rights offering and our business and financial position.

Our Company

        Liberty Media Corporation owns interests in subsidiaries and other companies that are engaged in the global media and entertainment industries. Through our ownership of interests in subsidiaries and other companies, we principally operate in North America and the United Kingdom. Our principal businesses and assets include our consolidated subsidiaries Sirius XM Holdings, Formula 1, Braves Holdings and our equity affiliate Live Nation.

        SiriusXM.    At March 31, 2020, we owned an approximate 72% interest in Sirius XM Holdings, which operates two complementary audio entertainment businesses, Sirius XM and Pandora. Sirius XM features music, sports, entertainment, comedy, talk, news, traffic and weather channels as well as infotainment services, in the United States on a subscription fee basis through its two proprietary satellite radio systems and through the internet via applications for mobile devices, home devices and other consumer electronic equipment. Sirius XM's satellite radios are primarily distributed through automakers, retailers and its website. The Sirius XM service is also available through its user interface called "360L," which combines Sirius XM's satellite and streaming services into a single, cohesive in-vehicle entertainment experience. The primary source of revenue for the Sirius XM business is subscription fees, with most of its customers subscribing to monthly, quarterly, semi-annual or annual plans. The Sirius XM business also derives revenue from advertising on select non-music channels, direct sales of its satellite radios and accessories, and other ancillary services. As of March 31, 2020, the Sirius XM business had approximately 34.8 million subscribers. In addition to its audio entertainment businesses, Sirius XM provides connected vehicle services to several automakers and directly to consumers through aftermarket devices. These services are designed to enhance the safety, security and driving experience of consumers. Sirius XM also offers a suite of data services that includes graphical weather, fuel prices, sports schedules and scores and movie listings, a traffic information service that includes information as to road closings, traffic flow and incident data to consumers with compatible in-vehicle navigation systems, and real-time weather services designed for improving situational awareness in vehicles, boats and planes. As of March 31, 2020, the Sirius XM business also held a 70% equity interest and 33% voting interest in Sirius XM Canada Holdings Inc.

        The Pandora business operates a music, comedy and podcast streaming discovery platform, offering a personalized experience for each listener wherever and whenever they want to listen, whether through mobile devices, car speakers or connected devices. Pandora enables listeners to create personalized stations and playlists, discover new content, hear artist- and expert-curated playlists, podcasts and select Sirius XM content as well as search and play songs and albums on-demand. Pandora is available as an ad-supported radio service, a radio subscription service, called Pandora Plus, and an on-demand subscription service, called Pandora Premium. As of March 31, 2020, Pandora had approximately 6.3 million subscribers. The majority of revenue from the Pandora business is generated from advertising on its ad-supported radio service. In 2018, Pandora entered in to an agreement with SoundCloud Holdings, LLC (SoundCloud) to be its exclusive U.S. ad sales representative. Through this arrangement, Pandora is able to offer advertisers the ability to execute campaigns in the U.S. across the Pandora and SoundCloud listening platforms. In addition, as a result of the May 2018 acquisition of AdsWizz Inc. (AdsWizz) by Pandora, Pandora provides a comprehensive digital audio advertising technology platform, which connects audio publishers and advertisers. As of March 31, 2020, the Pandora business had approximately 60.9 million monthly active users.

        On February 10, 2020, Sirius XM Holdings invested $75 million in SoundCloud. SoundCloud is the world's largest open audio platform, with a connected community of creators, listeners, and curators. SoundCloud's platform enables its users to upload, promote, share and create audio entertainment. The minority investment complements the existing ad sales relationship between SoundCloud and Pandora. Together, Sirius XM, Pandora and SoundCloud reach more than 140 million listeners, creating North America's largest digital audio advertising marketplace.

        Formula 1.    Formula 1 is a global motorsports business that holds exclusive commercial rights with respect to the FIA Formula One World Championship (the World Championship), an annual, approximately nine-month long, motor race-based competition in which teams (the Teams) compete for the Constructors' Championship and drivers compete for the Drivers' Championship. The World Championship, which has been held every year since 1950 and takes place on high profile iconic circuits, is a global series with a varying number of events (Events) taking place in different countries around the world each season. The 2020 World Championship calendar was originally scheduled to have 22 Events in 2020. However, due to the COVID-19 pandemic, the start of the 2020 Event season has been postponed, with certain Events being cancelled and others potentially to be rescheduled at later dates. As of May 14, 2020, it is uncertain if or when the 2020 race season will begin. The 2019 World Championship calendar consisted of 21 Events.

        Formula 1 is responsible for the commercial exploitation and development of the World Championship, in the course of which it coordinates and transacts with the Fédération Internationale de l'Automobile (FIA), the governing body and regulator of world motor sport, the Teams, the race promoters that stage Events, various media organizations worldwide, as well as advertisers and sponsors. Formula 1 also performs activities related to critical components of the World Championship, including filming and providing technical support at Events, production of the international television feed and logistics related to the transport of its and the Teams' equipment, ensuring high quality and reducing delivery risk around the World Championship. Additionally, Formula 1, pursuant to other agreements with the FIA, holds the exclusive right to promote and commercially exploit F2 and F3 through 2041.

        Formula 1 also generates revenue from a variety of other sources, including the operation of the Formula 1 Paddock Club hospitality program (the Paddock Club) at 18 Events, freight, logistical and travel related services for the Teams and other third parties, the F2 and F3 race series, which run principally as support races during Event weekends, various television production and post-production activities, digital and social media activities, other events such as fan festivals and business forums and revenue from other licensing of the commercial rights associated with the Formula 1 brand.

        Braves Holdings.    Braves Holdings (collectively with its subsidiaries) is the indirect owner and operator of the Major League Baseball (MLB) club, the Atlanta Braves, and certain assets and liabilities associated with the Braves' stadium and Braves Holdings' Development Project, The Battery Atlanta. The Battery Atlanta is a mixed-use complex located on a significant portion of the land around Truist Park that features retail, residential, office, hotel and entertainment opportunities and is being developed by Braves Holdings, through affiliated entities and third party development partners. Braves Holdings also indirectly indirectly owns and operates six Minor League Baseball Clubs (the Gwinnett Stripers, the Mississippi Braves, the Rome Braves, the Danville Braves, the GCL Braves and the Dominican Summer League).

        We acquired the Braves from Time Warner, Inc. in 2007. Braves Holdings derives revenue from both local and national sources. Team revenue includes revenue from ticket sales, broadcasting rights, shared revenue collected and distributed by MLB, merchandise sales, minor league teams, revenue sharing arrangements and other sources. Revenue related to the Braves' facilities includes corporate sales and naming rights, concessions, advertising, suites and premium seat fees, parking and publications. Ticket sales and broadcasting rights are the team's primary revenue drivers. Revenue is seasonal, with the majority of revenue recognized during the second and third quarters, which aligns with the baseball season. The Battery Atlanta derives revenue primarily from rental income (including overage rent and tenant reimbursements), parking and sponsorships throughout the year. As a result of COVID-19, MLB postponed the start of the 2020 season. As of May 14, 2020, it is uncertain when the 2020 baseball season may begin and at such point, if fans will be allowed to attend.

        Live Nation.    At March 31, 2020, we beneficially owned approximately 69.6 million shares of Live Nation common stock, which represented approximately 33% of the issued and outstanding shares as of March 31, 2020. Live Nation is considered the largest live entertainment company in the world and seeks to innovate and enhance the live entertainment experience for artists and fans: before, during and after the show. Live Nation has three business segments: concerts; sponsorship and advertising; and ticketing. In mid-March 2020, Live Nation suspended all large-scale live entertainment events due to COVID-19.

        Other minority interests.    We also own a portfolio of minority debt and equity investments in publicly traded media companies, including iHeart Media, Inc. and AT&T Inc. (NYSE: T). These are assets that were previously acquired (some in tax-efficient transactions) and are currently held as non-core assets. In the past we have entered into swaps, exchangeable debentures, and other derivatives to monetize these investments and mitigate balance sheet risk. We intend to continue to monetize these investments, which may include further derivative and structured transactions as well as public and private sales.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400 and our website is located at www.libertymedia.com. The information contained on our website is not a part of this prospectus.

The Reattribution and the Intergroup Loan

        On April 22, 2020, Liberty's board of directors approved the immediate reattribution of certain assets and liabilities between the Liberty Formula One Group (the Formula One Group) and the Liberty SiriusXM Group (collectively, the reattribution). The assets reattributed from the Formula One Group to the Liberty SiriusXM Group, valued at $2.8 billion, consisted of:

  •
  Liberty's entire Live Nation stake, consisting of approximately 69.6 million shares of Live Nation common stock;

  •
  a newly-created Formula One Group intergroup interest, consisting of approximately 5.3 million notional shares of Liberty Formula One common stock, to cover exposure under Liberty's 1.375% cash convertible senior notes due 2023 (the 1.375% convertible notes);

  •
  a 1.375% convertible note call spread;

  •
  the entire Liberty SiriusXM Group intergroup interest, consisting of approximately 1.9 million notional shares of Liberty SiriusXM common stock, thereby eliminating the Liberty SiriusXM Group intergroup interest; and

  •
  a portion, consisting of approximately 2.3 million notional shares of Liberty Braves common stock, of the Formula One Group's intergroup interest in the Braves Group, to cover exposure under the 1.375% convertible notes.

        The reattributed liabilities, valued at $1.3 billion, consisted of:

  •
  Liberty's 1.375% convertible notes;

  •
  Liberty's 2.25% exchangeable senior debentures due 2048; and

  •
  Liberty's margin loan secured by shares of Live Nation.

        Similarly, $1.5 billion of net asset value has been reattributed from the Liberty SiriusXM Group to the Formula One Group, comprised of:

  •
  a call spread between the Formula One Group and the Liberty SiriusXM Group with respect to 34.8 million of the Live Nation shares being reattributed to the Liberty SiriusXM Group; and

  •
  a net cash payment of $1.4 billion from the Liberty SiriusXM Group to the Formula One Group, funded by a combination of (x) cash on hand, (y) an additional $400 million drawn from the Company's existing margin loan secured by shares of common stock of Sirius XM Holdings, resulting in an aggregate outstanding balance of $750 million, and (z) the creation of an intergroup loan obligation from the Liberty SiriusXM Group to the Formula One Group in the principal amount of $750 million, plus interest thereon, which may be prepaid at any time without penalty and to be repaid, in whole or in part, with the proceeds from this rights offering (the intergroup loan).

Additional Information

        For additional information regarding our business, financial condition, results of operations, and other important information regarding our company, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see "Where You Can Find More Information."

The Rights Offering

        The following is a brief summary of the terms of the rights offering. Please see "The Rights Offering" for a more detailed description of the matters described below.

Q:    What is a rights offering?

A:
A rights offering is a distribution of subscription rights on a pro rata basis to stockholders of a company. We will distribute (the rights distribution) to holders of our Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock and Series C Liberty SiriusXM common stock as of the rights distribution record date (as defined below), 0.0939 of a transferable subscription right issued by us to purchase one share of our Series C Liberty SiriusXM common stock (a Series C Liberty SiriusXM Right or a right) for each share of our Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock and Series C Liberty SiriusXM common stock, as applicable, held as of the rights distribution record date.

Q.    What are the record and distribution dates for the rights offering?

A.
Each holder of record of shares of our common stock as of 5:00 p.m., New York City time, on May 13, 2020 (the rights distribution record date) will be entitled to receive Series C Liberty SiriusXM Rights on the rights distribution date, which will be 5:00 p.m., New York City time, on May 15, 2020.

Q.    Are there other key dates relating to the rights offering?

A.
Yes. Below is a list of the key dates for the rights offering of which you should be aware. With the exception of the rights distribution record date and rights distribution date, such dates are subject to change in the event our board of directors determines to extend the rights offering (as discussed herein). For more information regarding these dates, we encourage you to review "The Rights Offering" below, as that section of the prospectus describes other timing considerations of which you should be aware regarding the rights offering (for example, dates by which different forms of payment upon the exercise of rights are deemed received).

Date	Event / Action
5:00 p.m., New York City time, on May 13, 2020	Rights distribution record date.
May 15, 2020	Expected when-issued trading period for the Series C Liberty SiriusXM Rights on the Nasdaq Global Select Market under the symbol "LSXRV."
5:00 p.m., New York City time, on May 15, 2020	Rights distribution date.
May 18, 2020	Commencement of the rights offering.
Expected commencement of "regular way" trading for the Series C Liberty SiriusXM Rights on the Nasdaq Global Select Market under the symbol "LSXMR."
11:00 a.m., New York City time, on May 29, 2020 (five business days prior to the expiration date, as may be adjusted in the event of an extension of the expiration time)	Date by which the subscription agent must have received appropriate materials from holders of rights in order to have the subscription agent sell such rights.

Date by which registered foreign holders of Series C Liberty SiriusXM Rights must notify the subscription agent and establish to the satisfaction of the subscription agent that it is permitted to exercise its Series C Liberty SiriusXM Rights.
Date by which the subscription agent must have received appropriate materials from holders of rights in order to transfer all or a portion of such holder's rights.
5:00 p.m., New York City time, on June 5, 2020	Expiration of the rights offering.

Q.    What are the Series C Liberty SiriusXM Rights?

A.
Each whole Series C Liberty SiriusXM Right entitles its holder to purchase one share of our Series C Liberty SiriusXM common stock from us, at a subscription price of $25.47, which is equal to an approximate 20% discount to the volume weighted average trading price of our Series C Liberty SiriusXM common stock beginning on May 6, 2020 and ending on (and including) May 8, 2020 (such price, the subscription price and such trading day period, the subscription price determination period).

Q.    What do I have to do to receive Series C Liberty SiriusXM Rights?

A.
Nothing. Holders of our Liberty SiriusXM common stock on the rights distribution record date are not required to pay any cash or deliver any other consideration, or give up any shares of our

  Liberty SiriusXM common stock, to receive the Series C Liberty SiriusXM Rights distributable to them in the rights distribution.

Because it is expected that the ex-dividend date for the rights offering will occur on the first trading day immediately following the rights distribution date, if you are a holder of shares of Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock or Series C Liberty SiriusXM common stock on the rights distribution record date, you will be entitled to receive the Series C Liberty SiriusXM Rights issuable in respect of those shares only if you continue to hold them through the rights distribution date. See "The Rights Offering—Trading Prior to the Rights Distribution Record Date."

Q.    Will holders of Liberty Braves common stock and holders of Liberty Formula One common stock also receive Series C Liberty SiriusXM Rights in the rights distribution?

A.
No. No Series C Liberty SiriusXM Rights will be distributed based on ownership of any series of our Liberty Braves common stock or our Liberty Formula One common stock.

Q.    What is the basic subscription privilege?

A.
The basic subscription privilege entitles each holder of a whole Series C Liberty SiriusXM Right to purchase one share of our Series C Liberty SiriusXM common stock, for the subscription price.

Q.    What is the oversubscription privilege?

A.
The oversubscription privilege entitles each holder of a whole Series C Liberty SiriusXM Right, if the holder fully exercises its basic subscription privilege, to subscribe at the subscription price for up to that number of shares of our Series C Liberty SiriusXM common stock, as applicable, that are offered in the rights offering but are not purchased by the other rightsholders under their basic subscription privilege.

Q.    What are the limitations on the oversubscription privilege?

A.
We will be able to satisfy exercises of the oversubscription privilege only if rightsholders subscribe for less than all of the shares of our Series C Liberty SiriusXM common stock that may be purchased under the basic subscription privilege of the Series C Liberty SiriusXM Rights. If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the shares available, we will allocate the available shares pro rata among those who oversubscribed in proportion to the number of shares of Series C Liberty SiriusXM common stock that each rightsholder purchases pursuant to its basic subscription privilege or, if less, the number of shares for which it oversubscribed.

Q.    How will fractional Series C Liberty SiriusXM Rights be treated in the rights offering?

A.
We will not issue, or pay cash in lieu of, fractional rights. Instead, the total number of Series C Liberty SiriusXM Rights to be issued to you will be rounded up to the nearest whole number (after taking into account the aggregate number of Series C SiriusXM Rights you would otherwise be entitled to receive in respect of the aggregate number of shares of Liberty SiriusXM common stock held of record by you as a result of the rights offering). Such rounding will be made with respect to each beneficial stockholder.

Q.    Do the Series C Liberty SiriusXM Rights provide the holder with any right to subscribe for shares of our Series A Liberty SiriusXM common stock or Series B Liberty SiriusXM common stock or any series of our Liberty Braves common stock or Liberty Formula One common stock?

A.
No. Series C Liberty SiriusXM Rights only entitle the holders to subscribe for shares of our Series C Liberty SiriusXM common stock.

Q.    When will the rights offering commence and when will it expire?

A.
The rights offering will commence on May 18, 2020, and will remain open for a fourteen trading day period. The rights offering will expire at 5:00 p.m., New York City time, on June 5, 2020 (such date and time, the expiration time), unless we extend it. We may extend the expiration time for any reason and for any length of time at the discretion of our board of directors. However, we may not extend the expiration time of the rights offering for more than 25 trading days past the original fourteen trading day period. If we do not complete the rights offering by the fourteenth trading day of the subscription period and the expiration time has not been extended beyond such date, we will cause the subscription agent to return to each exercising holder the entirety of such holder's aggregate subscription price previously paid.

Q.    Are there any conditions to the rights distribution?

A.
The completion of the rights distribution is subject to the satisfaction of the following conditions:

•
our receipt of the opinion of Baker Botts L.L.P. (Baker Botts), dated as of the rights distribution date, to the effect that, for U.S. federal income tax purposes, no gain or loss should be recognized by, and no amount should be included in the income of, holders of our Liberty SiriusXM common stock upon the receipt of Series C Liberty SiriusXM Rights in the rights distribution;

•
the effectiveness under the Securities Act of the Registration Statement on Form S-3, of which this prospectus forms a part;

•
the approval of the Nasdaq Stock Market LLC (Nasdaq) for the listing of our Series C Liberty SiriusXM Rights;

•
certain provisions in the indenture governing our 1.375% convertible notes that would be triggered if the per share value of the Series C Liberty SiriusXM Rights exceeds 10% of the closing price of the Series A Liberty SiriusXM common stock on the trading day immediately preceding the declaration date of the dividend of the Series C Liberty SiriusXM Rights shall not apply to the rights distribution; and

•
our board of directors shall not have revoked the rights distribution prior to the rights distribution date.

Q.    Can you terminate the rights offering?

A.
Yes. Our board of directors may determine to abandon the rights distribution at any time prior to the rights distribution date, and, even after the Series C Liberty SiriusXM Rights have been distributed, may also determine to abandon the rights offering prior to its commencement or terminate the rights offering following its commencement for any reason before the expiration time.

Q.    If you terminate the rights offering, will my subscription payment be refunded to me?

A.
Yes. If we terminate the rights offering, the subscription agent will return promptly all subscription payments received by it. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Q.    If I purchase subscription rights in the market and you terminate the rights offering, will I be reimbursed the price I paid to purchase my rights?

A.
No. If you purchase Series C Liberty SiriusXM Rights in the market and we terminate the rights offering at any time, you will incur the loss of the entire price you paid to acquire your Series C Liberty SiriusXM Rights.

Q.    Why are you conducting the rights offering and how will you use the proceeds received from the rights offering?

A.
We are conducting the rights offering to raise capital to repay the $750 million intergroup loan. See "Summary—The Reattribution and the Intergroup Loan" and "Use of Proceeds From the Rights Offering" for a more detailed description. We determined the subscription price and the number of Series C Liberty SiriusXM Rights to distribute based on, among other things, the market price of our Series C Liberty SiriusXM common stock, discounts used in similar rights offerings, the general conditions of the securities markets and the amount of proceeds, after any deductions for expenses related to the rights offering, we wish to raise.

Q.    How many shares of your Series C Liberty SiriusXM common stock do you expect to be outstanding following the rights offering?

A.
Assuming the rights offering is fully subscribed, and without giving effect to any anti-dilution adjustments associated with outstanding equity awards or rounding of the Series C Liberty SiriusXM Rights as described herein, we estimate that we would have outstanding 231,861,714 shares of our Series C Liberty SiriusXM common stock immediately following the completion of the rights offering.

Q.    How might the rights offering affect the trading price of your Series C Liberty SiriusXM common stock?

A.
We cannot assure you as to how the rights offering will impact the trading price of our Series C Liberty SiriusXM common stock. Historically, due to the inclusion of a discounted subscription price and the resulting dilution, rights offerings have adversely impacted the trading price of the underlying shares, especially during the period the rights offering remains open.

Q.    How do I exercise my Series C Liberty SiriusXM Rights?

A.
Subscription materials, including rights certificates, will be made available to holders upon the commencement of the rights offering. Each record holder who wishes to exercise the basic subscription privilege under its Series C Liberty SiriusXM Rights should properly complete and sign the applicable rights certificate and deliver the rights certificate together with payment of the subscription price for each share of our Series C Liberty SiriusXM common stock subscribed for to the subscription agent before the expiration time. Each record holder who further wishes to exercise the oversubscription privilege under its rights must also include payment of the subscription price for each share of our Series C Liberty SiriusXM common stock subscribed for under the oversubscription privilege. We recommend that any rightsholder who uses the United States mail to effect delivery to the subscription agent use insured, registered mail with return receipt requested. There may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. Rightsholders should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time. Any holder who cannot deliver its rights certificate to the subscription agent before the expiration time may use the procedures for guaranteed delivery described under the heading "The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures." We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the rights under the heading "The Rights Offering" beginning with the section entitled "—Exercising Your Series C Liberty SiriusXM Rights," in the rights certificates themselves and in the document entitled "Instructions for Use of Liberty Media Corporation Series C Liberty SiriusXM Rights Certificates" that accompanies this prospectus and under "The Rights Offering—Delivery of Subscription Materials and Payment".

Q.    How may I pay the subscription price?

A.
Your cash payment of the subscription price must be made by wire transfer of immediately available funds, check directly to the account maintained by the subscription agent, Broadridge Corporate Issuer Solutions, Inc. (Broadridge), or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent, Broadridge. Please see "The Rights Offering—Delivery of Subscription Materials and Payment."

Q.    What should I do if I want to participate in the rights offering but my shares of Liberty SiriusXM common stock will be held in the name of my broker or a custodian bank on the rights distribution record date?

A.
We will ask brokers, dealers and nominees holding shares of our Liberty SiriusXM common stock on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to sell or exercise its Series C Liberty SiriusXM Rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner should complete and return to its broker, dealer or nominee the form entitled "Beneficial Owner Election Form." This form will be available with the other subscription materials from brokers, dealers and nominees holding shares of our Liberty SiriusXM common stock on behalf of other persons on the rights distribution record date.

Q.    Will I receive subscription materials by mail if my address is outside the United States?

A.
No. We will not mail rights certificates to any person with an address outside the United States. Instead, the subscription agent will hold rights certificates for the account of all registered foreign holders. To exercise those Series C Liberty SiriusXM Rights, each such holder must notify the subscription agent on or before 11:00 a.m., New York City time, on the fifth business day before the expiration time, and establish to the satisfaction of the subscription agent that it is permitted to exercise its Series C Liberty SiriusXM Rights under applicable law. The subscription agent will attempt to sell, if feasible, the Series C Liberty SiriusXM Rights held on behalf of any registered foreign holder who fails to notify the subscription agent and provide acceptable instructions to it by such time (and assuming no contrary instructions are received). The net proceeds, if any, of any such sale, reduced by any applicable tax withholding (including backup withholding), will be payable to the applicable registered foreign holder.

Q.    Will I be charged any fees if I exercise my rights?

A.
We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

Q.    May I transfer my Series C Liberty SiriusXM Rights if I do not want to purchase any shares?

A.
Yes. The Series C Liberty SiriusXM Rights being distributed to holders of our Liberty SiriusXM common stock are transferable, and we expect that they will begin trading on the Nasdaq Global Select Market on a "when-issued" basis on May 15, 2020 under the symbol "LSXRV" and in the "regular way" on May 18, 2020 (the first trading day following the rights distribution date and the commencement date for the rights offering) under the symbol "LSXMR" and will cease trading at the close of market immediately prior to the expiration time. However, we cannot assure you that a trading market for the Series C Liberty SiriusXM Rights will develop.

If you wish to transfer all or a portion of your rights, you must notify the subscription agent on or before 11:00 a.m. New York City time on the fifth business day before the expiration time for the subscription agent to receive and process your transfer instructions and issue and transmit a new rights certificate to your transferee or transferees with respect to transferred Series C Liberty SiriusXM Rights, and to you with respect to any rights you retained.

Q.    How may I sell my Series C Liberty SiriusXM Rights?

A.
Any holder who wishes to sell its rights should contact its broker or dealer. Any holder who wishes to sell its rights may also seek to sell the rights through the subscription agent. Each holder will be responsible for all fees associated with the sale of its rights, whether the rights are sold through its own broker or dealer or the subscription agent. We cannot assure you that any person, including the subscription agent, will be able to sell any rights on your behalf.

If you wish to have the subscription agent seek to sell your rights, the subscription agent must receive your properly executed rights certificate (along with a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable), with appropriate instructions, before 11:00 a.m., New York City time, on the fifth business day before the expiration time. The subscription agent is required to sell your rights only if it is able to find buyers. If the subscription agent cannot sell your Series C Liberty SiriusXM Rights by 5:00 p.m., New York City time, on the third business day before the expiration time, the subscription agent will return your rights certificate to you by overnight delivery.

Please see "The Rights Offering—Method of Transferring and Selling Series C Liberty SiriusXM Rights" for more information.

Q.    Am I required to subscribe in the rights offering?

A.
No. However, any holder of rights who chooses not to exercise its rights will experience dilution to its equity interest in our Liberty SiriusXM common stock and our company.

Q.    If I exercise rights in the rights offering, may I cancel or change my decision?

A.
No. All exercises of rights are irrevocable.

Q.    If I exercise my rights, when will I receive the shares for which I have subscribed?

A.
We will issue the shares of our Series C Liberty SiriusXM common stock for which subscriptions have been properly delivered to the subscription agent prior to the expiration time, as soon as practicable following the expiration time. We will not be able to begin to calculate the number of shares of our Series C Liberty SiriusXM common stock to be issued to each exercising rightsholder until the second business day after the expiration time, which is the latest time by which rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering—Delivery of Subscription Materials and Payment—

  Guaranteed Delivery Procedures." Shares of our Series C Liberty SiriusXM common stock that you purchase in the rights offering will be listed on the Nasdaq Global Select Market.

Q.    Have you or your board of directors made a recommendation as to whether I should exercise or transfer my rights or how I should pay my subscription price?

A.
No. Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our Series C Liberty SiriusXM common stock, or simply take no action with respect to your rights, based on your own assessment of your best interests.

Q.    What are the U.S. federal income tax consequences of the rights distribution and the rights offering to me?

A.
It is a condition to the rights distribution that we receive the opinion of Baker Botts, dated as of the rights distribution date, to the effect that, for U.S. federal income tax purposes, no gain or loss should be recognized by, and no amount should be included in the income of, holders of our Liberty SiriusXM common stock upon the receipt of Series C Liberty SiriusXM Rights in the rights distribution. Stockholders who receive Series C Liberty SiriusXM Rights in the rights distribution generally will not recognize taxable income, gain or loss in connection with the exercise of such Series C Liberty SiriusXM Rights pursuant to the rights offering. Any holder who sells its Series C Liberty SiriusXM Rights prior to exercise generally will recognize gain or loss upon such sale. For a more complete summary of such opinion of Baker Botts and the material U.S. federal income tax consequences of the rights distribution and the rights offering to holders of our Liberty SiriusXM common stock, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Rights Distribution and the Rights Offering."

Q.    What should I do if I have other questions?

A.
If you have questions or need assistance, please contact Broadridge, the subscription agent and information agent for the rights offering, at 1-888-789-8415 (for banks and brokers) or 1-888-789-8415 (toll free).

RISK FACTORS

        An investment in our common stock, including Series C Liberty SiriusXM common stock, involves risk. You should consider carefully the risks described below relating to the rights offering, along with the information discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 7, 2020, which are incorporated by reference into this prospectus, and subsequent periodic filings we may make containing updated disclosures of such factors, together with all the other information included in this prospectus and in the documents we have incorporated by reference. The occurrence of any of the events described as possible risks could have a material adverse effect on the value of our common stock, including the Series C Liberty SiriusXM common stock. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. See "Where to Find More Information."

Factors Relating to the Rights Offering

If we abandon the rights distribution or terminate the rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

        There can be no assurance that the rights distribution or the rights offering will occur, as our board of directors may determine to abandon the rights distribution and, even after the Series C Liberty SiriusXM Rights have been distributed, may also determine to abandon the rights offering prior to its commencement or terminate the rights offering following its commencement at any time prior to the expiration time. However, you may not revoke any exercise of your Series C Liberty SiriusXM Rights. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the Series C Liberty SiriusXM Rights, except to return your subscription payments, without interest or deduction. In addition, if you purchase Series C Liberty SiriusXM Rights on the public market and we later terminate the rights offering, you will lose the purchase price you paid for your Series C Liberty SiriusXM Rights.

The subscription price may not reflect the value of the Liberty SiriusXM Group.

        Our board of directors determined that the subscription price will represent a discount of approximately 20% to the volume weighted average trading price of our Series C Liberty SiriusXM common stock over the subscription price determination period (the Measurement Period VWAP). Our board of directors is not making any recommendations regarding your exercise of the Series C Liberty SiriusXM Rights, and we did not receive a fairness opinion from a financial advisor in determining the subscription price or the terms of the rights offering. The subscription price does not necessarily bear any relationship to the book value of the Liberty SiriusXM Group's assets, historic or future cash flows, or financial condition or recent stock prices or any other established criteria for valuation, and you should not consider the subscription price as any indication of the value of the Liberty SiriusXM common stock. You are urged to make your own decision whether or not to exercise your Series C Liberty SiriusXM Rights based on your own assessment of our business and the rights offering.

Stockholders who do not exercise their Series C Liberty SiriusXM Rights will experience dilution.

        The Series C Liberty SiriusXM Rights will permit rightsholders to acquire an aggregate number of our Series C Liberty SiriusXM shares equal to approximately 9.4% of the aggregate number of shares of our Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock and Series C Liberty SiriusXM common stock, outstanding prior to the rights distribution record date, at an approximate 20% discount to the Measurement Period VWAP. If you do not exercise your basic subscription privilege in full and the rights offering is fully subscribed and completed, you will experience material dilution in your proportionate interest in the equity ownership of our Liberty SiriusXM common stock and our company. If you do not exercise or sell your Series C Liberty SiriusXM Rights, you will relinquish any value inherent in the Series C Liberty SiriusXM Rights.

There will not be a prior public market for the Series C Liberty SiriusXM Rights, and we cannot assure you that a trading market will develop for the Series C Liberty SiriusXM Rights.

        There will not be any public market for the trading of Series C Liberty SiriusXM Rights prior to the rights distribution, other than one expected day of when-issued trading on the rights distribution date. There can be no assurance that an active trading market will develop or be sustained for the Series C Liberty SiriusXM Rights following the rights distribution. We cannot predict the prices at which the Series C Liberty SiriusXM Rights may trade after the rights distribution or the effect of the rights distribution on the trading prices of our Series A, Series B and Series C Liberty SiriusXM common stock.

There may be unexpected delays in mail processing times as a result of the COVID-19 pandemic and if you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

        If you wish to exercise your Series C Liberty SiriusXM Rights in this rights offering, you must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration time, unless extended. You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. In addition, there may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified personal check prior to the expiration time. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

 CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. These forward-looking statements include statements relating to our anticipated financial performance and business prospects and/or statements preceded by, followed by or that include the words "believes," "estimates," "anticipates," "intends," "expects," "projects," "plans," "seeks" "may," "will," "should," and similar expressions or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus (and may appear in documents we incorporate by reference herein) and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our business, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate, as well as product and marketing plans, strategies and initiatives, the impacts of COVID-19 on our businesses and investments, new service offerings, renewal of licenses and authorizations, revenue growth and subscriber trends at Sirius XM Holdings, the recoverability of goodwill and other long-lived assets, the performance of our equity affiliates, projected sources and uses of cash, the payment of dividends by Sirius XM Holdings, fluctuations in interest rates and stock prices, the impact of accounting policies and pronouncements, the anticipated non-material impact of certain contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors (as they relate to our consolidated subsidiaries and equity affiliates) that could cause actual results or events to differ materially from those anticipated:

  •
  the impact of the COVID-19 pandemic and local, state and federal governmental responses to the pandemic on the economy, our customers, our vendors and our businesses generally;

  •
  consumer demand for our products and services and our ability to adapt to changes in demand;

  •
  competitor responses to our businesses' products and services;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for satellite radio and telecommunications technologies;

  •
  our businesses' significant dependence upon automakers;

  •
  our businesses' ability to attract and retain subscribers in the future;

  •
  our future financial performance, including availability, terms and deployment of capital;

  •
  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  interruption or failure of our information technology and communication systems, including the failure of Sirius XM Holdings' satellites, could negatively impact our results and brand;

  •
  royalties for music rights have increased and may continue to do so in the future;

  •
  the outcome of any pending or threatened litigation or investigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission ("FCC") and consumer protection laws, and adverse outcomes from regulatory proceedings;

  •
  changes in the nature of key strategic relationships with partners, vendors and joint venturers;

  •
  general economic and business conditions and industry trends;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  rapid technological and industry changes;

  •
  impairments of third-party intellectual property rights;

  •
  our indebtedness could adversely affect operations and could limit the ability of our subsidiaries to react to changes in the economy or our industry;

  •
  failure to protect the security of personal information about our businesses' customers, subjecting our businesses to potentially costly government enforcement actions or private litigation and reputational damage;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate; and

  •
  threatened terrorist attacks, political unrest in international markets and ongoing military action around the world.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus (or, as to documents incorporated by reference, the date of such documents), and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein or therein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by applicable federal securities laws. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

THE RIGHTS OFFERING

General

        Our board of directors has determined that, subject to the satisfaction of all conditions to the rights distribution, on the rights distribution date, holders of our Liberty SiriusXM common stock will receive 0.0939 of a Series C Liberty SiriusXM Right for each share of our Series A Liberty SiriusXM common stock held by such holder, 0.0939 of a Series C Liberty SiriusXM Right for each share of our Series B Liberty SiriusXM common stock held by such holder, and 0.0939 of a Series C Liberty SiriusXM Right for each share of our Series C Liberty SiriusXM common stock held by such holder, in each case, on the rights distribution record date. The total number of Series C Liberty SiriusXM Rights to be issued to each stockholder will be rounded up to the nearest whole number (after taking into account the aggregate number of Series C SiriusXM Rights each stockholder would otherwise be entitled to receive in respect of the aggregate number of shares of Liberty SiriusXM common stock held of record by such stockholder, in the aggregate as a result of the rights offering). Such rounding will be made with respect to each beneficial stockholder. No Series C Liberty SiriusXM Rights are being distributed based on ownership of any series of our Liberty Braves common stock or Liberty Formula One common stock.

        Each Series C Liberty SiriusXM Right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Series C Liberty SiriusXM Right entitles the holder to purchase one share of our Series C Liberty SiriusXM common stock at a subscription price of $25.47, which is equal to an approximate 20% discount to the Measurement Period VWAP. Each Series C Liberty SiriusXM Right also has an oversubscription privilege, as described below under the heading "—Subscription Privileges—Oversubscription Privilege."

        The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you were a holder of our Liberty SiriusXM common stock as of the rights distribution record date. If you held your shares of our Liberty SiriusXM common stock in a brokerage account or through a dealer or other nominee as of the rights distribution record date, please see the information included below under the heading "—Delivery of Subscription Materials and Payment—Beneficial Owners." As used in this prospectus, the term "business day" means any day on which securities may be traded on the Nasdaq Global Select Market.

        You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time.

Reasons for the Rights Offering

        We are conducting the rights offering in order to raise capital to repay the $750 million intergroup loan. See "Summary—The Reattribution and the Intergroup Loan" and "Use of Proceeds From the Rights Offering."

Conditions to the Rights Distribution

        The rights distribution is subject to the satisfaction of the following conditions:

  •
  our receipt of the opinion of Baker Botts, dated as of the rights distribution date, to the effect that, for U.S. federal income tax purposes, no gain or loss should be recognized by, and no amount should be included in the income of, holders of our Liberty SiriusXM common stock upon the receipt of Series C Liberty SiriusXM Rights in the rights distribution;

  •
  the effectiveness under the Securities Act of the Registration Statement on Form S-3, of which this prospectus forms a part;

  •
  the approval of Nasdaq for the listing of our Series C Liberty SiriusXM Rights;

  •
  certain provisions in the indenture governing our 1.375% convertible notes that would be triggered if the per share value of the Series C Liberty SiriusXM Rights exceeds 10% of the closing price of the Series A Liberty SiriusXM common stock on the trading day immediately preceding the declaration date of the dividend of the Series C Liberty SiriusXM Rights shall not apply to the rights distribution; and

  •
  our board of directors shall not have revoked the rights distribution prior to the rights distribution date.

Trading Prior to the Rights Distribution Record Date

        The record date for the rights distribution is 5:00 p.m., New York City time, on May 13, 2020. After the rights distribution record date and prior to the ex-dividend date for the rights offering, shares of LSXMA, LSXMB and LSXMK will trade or quote, as applicable, with an entitlement to receive Series C Liberty SiriusXM Rights. If you were a holder of shares of LSXMA, LSXMB or LSXMK on the rights distribution record date, you would be entitled to receive the Series C Liberty SiriusXM Rights issuable in respect of those shares only if you continue to hold them through the rights distribution date, which is 5:00 p.m., New York City time, on May 15, 2020.

Determination of Subscription Price and Distribution Ratio

        We determined the subscription price and the number of Series C Liberty SiriusXM Rights to distribute based on, among other things, the market price of our Series C Liberty SiriusXM common stock, discounts used in similar rights offerings, the general conditions of the securities markets and the amount of proceeds, after any deductions for expenses related to the rights offering, we wish to raise.

No Fractional Series C Liberty SiriusXM Rights

        We will not issue or pay cash in lieu of fractional Series C Liberty SiriusXM Rights. Instead, the total number of Series C Liberty SiriusXM Rights to be issued to you will be rounded up to the nearest whole number (after taking into account the aggregate number of Series C SiriusXM Rights you would otherwise be entitled to receive in respect of the aggregate number of shares of Liberty SiriusXM common stock held of record by you as a result of the rights offering). Such rounding will be made with respect to each beneficial stockholder. For example, if you hold 50 shares of our Series A Liberty SiriusXM common stock and 50 shares of our Series C Liberty Sirius XM common stock on the rights distribution record date, after aggregating your holdings of shares of Liberty SiriusXM common stock of each series, you will receive, on the rights distribution date, 10 Series C Liberty SiriusXM Rights to purchase shares of our Series C Liberty SiriusXM common stock, instead of the 9.39 Series C Liberty SiriusXM Rights you would have received without rounding as described herein.

        You may request that the subscription agent divide your rights certificate into transferable parts if you are the record holder for a number of beneficial owners of Liberty SiriusXM common stock. However, the subscription agent will not divide your rights certificate such that (through rounding or otherwise) you would receive a greater number of Series C Liberty SiriusXM Rights than those to which you would be entitled if you had not divided your certificates.

Commencement of the Rights Offering

        The rights offering will commence on May 18, 2020.

Expiration Time

        You may exercise the basic subscription privilege and the oversubscription privilege at any time before the expiration time, which is 5:00 p.m., New York City time, on June 5, 2020, which will be the fourteenth trading day following the commencement of the rights offering, unless the rights offering is extended. Any Series C Liberty SiriusXM Rights not exercised before the expiration time will expire and become null and void. We will not be obligated to honor your exercise of Series C Liberty SiriusXM Rights if the subscription agent receives any of the required documents relating to your exercise after the expiration time, regardless of when you transmitted the documents, unless you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

        We may extend the expiration time for any reason. However, we may not extend the expiration time of the rights offering for more than 25 trading days past the original fourteen trading day period. If we do not complete the rights offering by the fourteenth trading day of the subscription period and the expiration time has not been extended beyond such date, we will cause the subscription agent to return to each exercising holder the entirety of such holder's aggregate subscription price previously paid (without interest).

        If we elect to extend the date the Series C Liberty SiriusXM Rights expire, we will issue a press release announcing the extension before 9:00 a.m., New York City time, on the first business day after the most recently announced expiration time.

Subscription Privileges

        The Series C Liberty SiriusXM Rights entitle you to a basic subscription privilege and an oversubscription privilege.

        Basic Subscription Privilege.    The basic subscription privilege entitles you to purchase one share of our Series C Liberty SiriusXM common stock per whole right, upon delivery of the required documents and payment of the subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part, unless you wish to also purchase shares under your oversubscription privilege described below.

        Oversubscription Privilege.    The Series C Liberty SiriusXM Rights include an oversubscription privilege relating to shares of our Series C Liberty SiriusXM common stock. The oversubscription privilege entitles you to purchase up to that number of shares of our Series C Liberty SiriusXM common stock offered in the rights offering which are not purchased by other rightsholders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the subscription price per share prior to the expiration time. You will be permitted to purchase shares of our Series C Liberty SiriusXM common stock pursuant to your oversubscription privilege only if other holders of Series C Liberty SiriusXM Rights do not exercise their basic subscription privilege in full. You may exercise your oversubscription privilege with respect to our Series C Liberty SiriusXM common stock only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you must specify the number of additional shares you wish to purchase, which may be up to the maximum number of shares of our Series C Liberty SiriusXM common stock offered in the rights offering, less the number of shares you may purchase under your basic subscription privilege.

        Pro Rata Allocation.    If there are not enough shares of our Series C Liberty SiriusXM common stock to satisfy all subscriptions pursuant to the exercise of the oversubscription privilege, we will allocate the shares that are available for purchase under the oversubscription privilege pro rata (subject to the elimination of fractional shares) among those rightsholders who exercise their oversubscription privilege. Pro rata means in proportion to the number of shares of the Series C Liberty SiriusXM common stock that you and the other holders of rights have purchased pursuant to the exercise of the basic subscription privilege. If there is a need to prorate the exercise of rights pursuant to the oversubscription privilege and the proration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed pursuant to your basic and oversubscription privileges. We will allocate the remaining shares among all other rightsholders exercising their oversubscription privileges relating to our Series C Liberty SiriusXM common stock.

        Full Exercise of Basic Subscription Privilege.    You may exercise your oversubscription privilege relating to our Series C Liberty SiriusXM common stock only if you exercise, in full, your basic subscription privilege represented by a single rights certificate. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity under a single rights certificate. For example, if you were granted rights under a single Series C Liberty SiriusXM Rights certificate for shares of our Series C Liberty SiriusXM common stock you own individually and rights under a single Series C Liberty SiriusXM rights certificate for shares of our Series C Liberty SiriusXM common stock you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your oversubscription privilege with respect to those rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege. If you transfer a portion of your rights, you may exercise your oversubscription privilege if you exercise all of the remaining rights represented by the rights certificate you receive back from the subscription agent following the transfer.

        You must exercise your oversubscription privilege at the same time as you exercise your basic subscription privilege in full.

        If you own your shares of our Liberty SiriusXM common stock through your broker, dealer or other nominee holder and you wish for them to exercise your oversubscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

  •
  the series and number of shares of Liberty SiriusXM common stock held on the rights distribution record date on your behalf;

  •
  the number of Series C Liberty SiriusXM Rights you exercised under your basic subscription privilege;

  •
  that your entire basic subscription privilege held in the same capacity has been exercised in full; and

  •
  the number of shares of our Series C Liberty SiriusXM common stock you subscribed for pursuant to the oversubscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

        Return of Excess Payment.    If you exercise your oversubscription privilege and are allocated less than all of the shares of Series C Liberty SiriusXM common stock for which you subscribed, the funds you paid for those shares of Series C Liberty SiriusXM common stock that are not allocated to you will be returned by mail or similarly prompt means, without interest or deduction, as soon as practicable after the expiration time.

Exercising Your Series C Liberty SiriusXM Rights

        Subscription materials, including rights certificates, will be made available to holders upon the commencement of the rights offering. You may exercise your Series C Liberty SiriusXM Rights by delivering the following to the subscription agent before the expiration time:

  •
  your properly completed and executed rights certificate evidencing the exercised Series C Liberty SiriusXM Rights with any required signature guarantees or other supplemental documentation; and

  •
  your payment in full of the subscription price for each share of our Series C Liberty SiriusXM common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

        Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment prior to the expiration time, you must deliver the rights certificate within two business days after the delivery of such notice of guaranteed delivery using the guaranteed delivery procedures described below under the heading "—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures." You must, in any event, provide payment in full of the subscription price for each share of our Series C Liberty SiriusXM common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time.

        Payment of Subscription Price.    Your cash payment of the subscription price must be made by wire transfer of immediately available funds, check directly to the account maintained by the subscription agent, Broadridge, check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent, "Broadridge." Your cash payment of the subscription price will be deemed to have been received by the subscription agent only when:

  •
  any uncertified check clears; or

  •
  the subscription agent receives a wire transfer of immediately available funds, any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order.

        You should note that funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the subscription price in respect of your basic subscription privilege and oversubscription privilege by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a wire transfer of immediately available funds or a certified or cashier's check or money order to avoid missing the opportunity to exercise your rights.

        You will not be entitled to any interest earned on the cash funds held by the subscription agent.

        The subscription agent will hold your payment of the subscription price in a segregated escrow account with other payments received from holders of rights until we issue to you your shares of our Series C Liberty SiriusXM common stock, or return your overpayment, if any.

        Exercising a Portion of Your Series C Liberty SiriusXM Rights.    If you subscribe for fewer than all of the shares of our Series C Liberty SiriusXM common stock that you are eligible to purchase pursuant to the basic subscription privilege represented by your rights certificate, you may, under certain circumstances, request from the subscription agent a new rights certificate representing the unused rights and then attempt to sell your unused rights. See "—Method of Transferring and Selling Series C Liberty SiriusXM Rights" below. Alternatively, you may transfer a portion of your rights and request from the subscription agent a new rights certificate representing the rights you did not transfer. If you exercise less than all of your rights represented by a single rights certificate, you may not exercise the oversubscription privilege.

        Calculation of Rights Exercised.    If you do not indicate the number of rights being exercised, or do not forward full payment of the aggregate subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the oversubscription privilege to purchase the maximum number of shares available to you pursuant to your oversubscription privilege that may be purchased with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of our

Series C Liberty SiriusXM common stock, we will return the excess amount to you by mail or similarly prompt means, without interest or deduction as soon as practicable after the expiration time.

        Instructions for Completing the Rights Certificate.    You should read and follow the instructions accompanying the rights certificate carefully. If you want to exercise your rights, you must send your completed rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. You should not send the rights certificates, any other documentation or payment to us. Any rights certificates and other items received by us will be returned to the sender as promptly as possible.

        You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time.

        Signature Guarantee May Be Required.    Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  your rights certificate is registered in your name; or

  •
  you are an eligible institution.

Delivery of Subscription Materials and Payment

        You should deliver the rights certificate and payment of the subscription price, as well as any notices of guaranteed delivery and any other required documentation:

  If delivering by first class mail:

  Broadridge, Inc.
  Attn: BCIS Re-Organization Dept.
  P.O. Box 1317
  Brentwood, NY 11717-0718

  If delivering by registered, certified or express mail, or overnight courier:

  Broadridge, Inc.
  BCIS IWS
  51 Mercedes Way
  Edgewood, NY 11717

  If sending payment of subscription price by wire of immediately available funds:

  Please contact the information agent for further instruction.

        In considering which method of delivery to use, holders of rights should take into consideration the amount of time remaining in the rights offering, as well as any guaranteed delivery procedures, to ensure that materials are delivered prior to the expiration of the rights offering.

        Guaranteed Delivery Procedures.    If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificates evidencing your rights to the subscription agent before the expiration time, you may exercise your rights by the following guaranteed delivery procedures:

  •
  provide your payment in full of the subscription price for each share of our Series C Liberty SiriusXM common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time;

  •
  deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

  •
  deliver the properly completed rights certificate evidencing the Series C Liberty SiriusXM Rights being exercised, with any required signatures.

        Your notice of guaranteed delivery must be substantially in the form provided with the "Instructions For Use of Liberty Media Corporation Series C Liberty SiriusXM Rights Certificates" distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

  •
  your name;

  •
  the number of Series C Liberty SiriusXM Rights represented by your rights certificates, the number of shares of our Series C Liberty SiriusXM common stock you are subscribing for pursuant to the basic subscription privilege, and the number of shares of our Series C Liberty SiriusXM common stock, if any, you are subscribing for pursuant to the oversubscription privilege; and

  •
  your guarantee that you will deliver to the subscription agent any rights certificates evidencing the Series C Liberty SiriusXM Rights you are exercising within two business days following the date the subscription agent receives your notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under "—Delivery of Subscription Materials and Payment" above.

        The subscription agent and information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the subscription agent and information agent at the numbers noted below under "—Information Agent".

        Notices to Nominees.    If you are a broker, a dealer, a trustee or a depositary for securities who will hold shares of our Liberty SiriusXM common stock for the account of others as a nominee holder and thus will hold Series C Liberty SiriusXM Rights for the account of others as a nominee holder, you should notify the respective beneficial owners of those shares of the issuance of the Series C Liberty SiriusXM Rights as soon as possible to find out the beneficial owners' intentions.

        You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our Liberty SiriusXM common stock on the rights distribution record date, so long as the nominee submits the appropriate rights certificates and proper payment to the subscription agent.

        Beneficial Owners.    If you will be a beneficial owner of shares of our Liberty SiriusXM common stock and thus will be a beneficial owner of our Series C Liberty SiriusXM Rights that you hold through a nominee holder following the rights distribution, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your Series C Liberty SiriusXM Rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, dealer or other nominee with the other subscription materials.

        Procedures for DTC Participants.    If you will be a broker, a dealer, a trustee or a depositary for securities who holds shares of our Liberty SiriusXM common stock for the account of others as a nominee holder and thus will hold Series C Liberty SiriusXM Rights for the account of others as a nominee holder, you may, upon proper showing to the subscription agent, exercise your beneficial owners' basic and oversubscription privileges through DTC. Any rights exercised through DTC are referred to as DTC Exercised Rights. You may exercise your DTC Exercised Rights through DTC's PSOP Function on the "agents subscription over PTS" procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the expiration time unless guaranteed delivery procedures are utilized, as described above.

        Determinations Regarding the Exercise of Series C Liberty SiriusXM Rights.    We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

        We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of our Series C Liberty SiriusXM common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "—Regulatory Limitation" and "—Compliance with State Regulations Pertaining to the Rights Offering" below.

Revocation of Exercised Series C Liberty SiriusXM Rights

        Once you have exercised your basic subscription privilege and, should you choose, your oversubscription privilege, you may not revoke your exercise.

Subscription Agent and Information Agent

        We have appointed Broadridge as subscription agent and as information agent for the rights offering. We will pay its fees and expenses related to the rights offering.

        You may direct any questions or requests for assistance concerning the method of exercising your Series C Liberty SiriusXM Rights, additional copies of this prospectus, the instructions, the notice of guaranteed delivery or other subscription materials referred to herein, to the information agent, at the following telephone number and address:

  Broadridge Corporate Issuer Solutions, Inc.
  Banks and brokers call collect: 1-888-789-8414
  All others call toll free: 1-888-789-8415

Dealer Manager

        J.P. Morgan Securities LLC will act as dealer manager for this rights offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide marketing services in connection with this rights offering and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its marketing and soliciting services. See "Plan of Distribution."

Method of Transferring and Selling Series C Liberty SiriusXM Rights

        We expect to list the Series C Liberty SiriusXM Rights on the Nasdaq Global Select Market on a "when-issued" basis on May 15, 2020 under the symbol "LSXRV" and in the "regular way" on May 18, 2020 (the first trading day following the rights distribution date and the commencement date for the rights offering) under the symbol "LSXMR". We expect that Series C Liberty SiriusXM Rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there will not be a public market for the Series C Liberty SiriusXM Rights prior to the rights distribution date, other than one expected day of when-issued trading on the rights distribution date. There can be no assurance that an active trading market will develop or be sustained for the Series C Liberty SiriusXM Rights following the rights distribution. We also cannot assure you of the prices at which the Series C Liberty SiriusXM Rights will trade, if at all. If you do not exercise or sell your Series C Liberty SiriusXM Rights you will lose any value inherent in the Series C Liberty SiriusXM Rights, respectively. See "—General Considerations Regarding the Partial Exercise, Transfer or Sale of Series C Liberty SiriusXM Rights" below.

        Transfer of Series C Liberty SiriusXM Rights.    You may transfer Series C Liberty SiriusXM Rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent send you certificates representing your remaining (whole) rights so that you may sell them through your broker or dealer. You may also request that the subscription agent sell your rights for you, as described below.

        If you wish to transfer all or a portion of your rights, you must notify the subscription agent on or before 11:00 a.m. New York City time on the fifth business day before the expiration time for the subscription agent to:

  •
  receive and process your transfer instructions; and

  •
  issue and transmit a new rights certificate to your transferee or transferees with respect to transferred Series C Liberty SiriusXM Rights, and to you with respect to any rights you retained.

        If you wish to transfer you rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

        Sales of Series C Liberty SiriusXM Rights Through the Subscription Agent.    If you choose not to sell your rights through your broker or dealer, you may seek to sell your rights through the subscription agent. If you wish to have the subscription agent seek to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, and a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate and a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable.

        If the subscription agent sells rights for you, it will send you a check for the net proceeds from the sale of any of your rights, reduced by any applicable tax withholding (including backup withholding), as soon as practicable after the expiration time. If your rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all rights sold by the subscription agent. The aggregate fees charged by the subscription agent for selling rights will be deducted from the aggregate sale price for all such rights in determining the weighted average net sale price of all such rights. We cannot assure you, however, that a market will develop for the Series C Liberty SiriusXM Rights, or that the subscription agent will be able to sell your Series C Liberty SiriusXM Rights.

        The subscription agent must have received your order to sell your rights before 11:00 a.m., New York City time, on the fifth business day before the expiration time. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders of rights based on the number of rights that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your rights only if it is able to find buyers. If the subscription agent cannot sell your Series C Liberty SiriusXM Rights by 5:00 p.m., New York City time, on the third business day before the expiration time, the subscription agent will return your rights certificate to you by overnight delivery.

        If you sell your rights through your broker or dealer, you will likely receive a different amount of proceeds than if you sell the same amount of rights through the subscription agent. If you sell your rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your rights rather than the weighted average sales price described above.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Series C Liberty SiriusXM Rights

        The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

        You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 11:00 a.m., New York City time, on the fifth business day before the expiration time. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.

        You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay any fees of the subscription agent associated with the exercise of rights. Any amounts you owe will be deducted from your account.

        If you do not exercise your Series C Liberty SiriusXM Rights before the expiration time, your Series C Liberty SiriusXM Rights will expire and will no longer be exercisable.

Treatment of Stock Options and Other Awards

        Holders of options to purchase shares of our Liberty SiriusXM common stock, regardless of series, on the rights distribution record date will not receive Series C Liberty SiriusXM Rights, unless they have exercised their options for shares of our Liberty SiriusXM common stock prior to the rights distribution record date. Similarly, holders of restricted stock units with respect to shares of our Liberty SiriusXM common stock, regardless of series, on the rights distribution record date will not receive Series C Liberty SiriusXM Rights, unless their restricted stock units are settled for shares of our Liberty SiriusXM common stock prior to the rights distribution record date. In lieu of receiving any Series C Liberty SiriusXM Rights, holders of such options are expected to receive a payment in restricted shares of our Liberty SiriusXM common stock, and holders of such restricted stock units are expected to receive a payment in additional restricted stock units relating to our Liberty SiriusXM common stock, which, in each case, is intended to compensate them for the diminution in value associated with the Liberty SiriusXM common stock underlying their equity awards. Restricted shares of our Liberty SiriusXM common stock outstanding on the rights distribution record date will receive Series C Liberty SiriusXM Rights. These rights will not be subject to any similar vesting restrictions applicable to the restricted shares on which they were distributed due to the short-term nature of the rights offering. The fair market value of any restricted shares or restricted stock units so paid to holders of options or restricted stock units, respectively, and the fair market value of each Series C Liberty SiriusXM Right received by a holder of restricted shares will be included in his or her income for tax purposes (which, in the case of the restricted shares and restricted stock units, will generally be upon vesting), regardless of whether the holder ultimately sells or transfers the underlying Liberty SiriusXM common stock (or in the case of holders of restricted shares, exercises his or her Series C Liberty SiriusXM Rights). Holders of our equity awards are encouraged to speak with their tax advisors.

Amount and Source of Funds and Financing for the Rights Offering; Expenses

        It is expected that we will incur an aggregate of approximately $1.9 million in expenses in connection with the rights offering, other than the fee we are paying to the dealer manager for its marketing and soliciting services. These expenses will be comprised of:

  •
  approximately $900,000 of printing and mailing expenses associated with this prospectus;

  •
  approximately $600,000 in legal fees and expenses;

  •
  approximately $200,000 in accounting fees and expenses;

  •
  approximately $98,094 in SEC filing fees; and

  •
  approximately $100,000 in other miscellaneous expenses.

We will pay these expenses from our existing cash balances.

Stock Transfer Agent and Registrar

        Broadridge is the transfer agent and registrar for all series of our common stock.

No Recommendations to Rightsholders

        Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our Series C Liberty SiriusXM common stock, or simply take no action with respect to your rights, based on your own assessment of your best interests.

Purchase Intentions of John C. Malone and Gregory B. Maffei

        We have been informed by John C. Malone, the Chairman of our board of directors, and Gregory B. Maffei, our President and Chief Executive Officer and a director of our company, that they each intend to exercise in full their respective basic subscription privileges in the rights offering.

Termination

        Our board of directors may determine to abandon the rights distribution at any time and, even after the Series C Liberty SiriusXM Rights have been distributed, may also determine to abandon the rights offering prior to its commencement or terminate the rights offering following its commencement for any reason at any time before the expiration time. If we terminate the rights offering, we will promptly issue a press release announcing the termination, and we will promptly thereafter return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Foreign Stockholders

        We will not mail rights certificates to registered stockholders on the rights distribution record date or to subsequent transferees whose addresses are outside the United States. Instead, we will have the subscription agent hold the rights certificates for those holders' accounts. To exercise their rights, registered foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on the fifth business day prior to the expiration time, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a registered foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), the rights will be sold on behalf of such registered foreign holder, subject to the subscription agent's ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all Series C Liberty SiriusXM Rights sold by the subscription agent. See "—Method of Transferring and Selling Series C Liberty SiriusXM Rights" above. If the subscription agent sells the rights, the subscription agent will remit a check for the net proceeds from the sale of any rights, reduced by any applicable tax withholding (including backup withholding), to registered foreign holders by mail. The net proceeds, if any, resulting from the sales of Series C Liberty SiriusXM Rights (reduced by any applicable tax withholding (including backup withholding)) of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the expiration time will be turned over to us.

Regulatory Limitation

        We will not be required to issue to you shares of our Series C Liberty SiriusXM common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

Issuance of our Series C Liberty SiriusXM Common Stock

        Unless we earlier terminate the rights offering, the subscription agent will issue to you the shares of our Series C Liberty SiriusXM common stock purchased by you in the rights offering as soon as practicable after the expiration time. The subscription agent will effect delivery of the subscribed for shares of our Series C Liberty SiriusXM common stock through the subscription agent's book-entry registration system by mailing to each subscribing holder a statement of holdings detailing the subscribing holder's subscribed for shares of our Series C Liberty SiriusXM common stock and the method by which the subscribing holder may access its account and, if desired, trade its shares.

        Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your subscribed for shares of our Series C Liberty SiriusXM common stock. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of our company with respect to your subscribed for shares of our Series C Liberty SiriusXM common stock until the shares are delivered via the book-entry registration statement. Upon such delivery, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

        We will not issue any fractional rights or shares of our Series C Liberty SiriusXM common stock.

Shares of our Series C Liberty SiriusXM Common Stock Outstanding Following the Rights Offering

        Following the rights offering and without giving effect to any anti-dilution adjustments associated with outstanding equity awards or rounding of the Series C Liberty SiriusXM Rights as described herein, we estimate that we would have outstanding 231,861,714 shares of our Series C Liberty SiriusXM common stock immediately following the completion of the rights offering.

Compliance with State Regulations Pertaining to the Rights Offering

        We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our Series C Liberty SiriusXM common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF
THE RIGHTS DISTRIBUTION AND THE RIGHTS OFFERING

        The following discussion is a summary of the material U.S. federal income tax consequences to holders of Liberty SiriusXM common stock of the acquisition, ownership and disposition, expiration or exercise of the Series C Liberty SiriusXM Rights distributed pursuant to the rights distribution. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated thereunder (the Treasury Regulations), administrative pronouncements and judicial decisions as of the date of this prospectus, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. In particular, changes in the Code or applicable Treasury Regulations could adversely affect the U.S. federal income tax treatment of stock rights with characteristics similar to the Series C Liberty SiriusXM Rights. Any future legislation, Treasury Regulation, or other guidance could be enacted or promulgated so as to apply retroactively to the rights distribution or the exercise of the Series C Liberty SiriusXM Rights. Any such changes could materially affect the continuing validity of this discussion.

        This discussion addresses only those of you who acquire your Series C Liberty SiriusXM Rights pursuant to the rights distribution and hold your shares of Liberty SiriusXM common stock and will, after the rights distribution, hold your Series C Liberty SiriusXM Rights as "capital assets," within the meaning of Section 1221 of the Code. This discussion is limited to the U.S. federal income tax consequences of the rights distribution and rights offering and does not address all potential tax consequences that may be relevant to you in light of your particular circumstances. Further, this discussion does not address holders of our Liberty SiriusXM common stock or Series C Liberty SiriusXM Rights who are subject to special treatment under U.S. federal income tax laws, such as:

  •
  tax-exempt organizations;

  •
  S corporations and other pass-through entities and owners thereof;

  •
  entities taxable as a partnership for U.S. federal income tax purposes and owners thereof;

  •
  insurance companies and other financial institutions;

  •
  mutual funds;

  •
  dealers in stocks and securities;

  •
  traders or investors in Liberty SiriusXM common stock or Series C Liberty SiriusXM Rights who elect the mark-to-market method of accounting for such stock or rights;

  •
  stockholders who received our Liberty SiriusXM common stock from the exercise of employee stock options or otherwise as compensation or will receive Series C Liberty SiriusXM Rights as compensation;

  •
  stockholders who hold our Liberty SiriusXM common stock or will hold their Series C Liberty SiriusXM Rights in a tax-qualified retirement plan, individual retirement account or other qualified savings account;

  •
  stockholders who hold their shares of Liberty SiriusXM common stock or will hold Series C Liberty SiriusXM Rights as part of a hedge, straddle, wash sale, or a constructive sale or conversion transaction or other risk reduction or integrated investment transaction;

  •
  certain United States expatriates; and

  •
  individuals who are not citizens or residents of the United States, foreign corporations and other foreign entities.

        This discussion also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax, the alternative minimum tax or the Medicare tax on net investment income. In addition, this discussion does not address the U.S. federal income tax consequences of the rights distribution or rights offering to current holders of options, warrants or other rights to acquire shares of our Liberty SiriusXM common stock.

        You should consult your tax advisor regarding the application of the U.S. federal income tax laws to your particular situation, as well as the applicability of any other U.S. federal, state, local or foreign tax laws to which you may be subject.

Tax Implications of the Rights Distribution

        It is a condition to the completion of the rights distribution that we receive the opinion of Baker Botts, dated as of the rights distribution date, to the effect that, under current U.S. federal income tax law, no gain or loss should be recognized by, and no amount should be included in the income of, holders of Liberty SiriusXM common stock upon the receipt of the Series C Liberty SiriusXM Rights in the rights distribution (the rights distribution date opinion). Baker Botts also is providing an opinion, dated as of the date hereof, to the effect that, under current U.S. federal income tax law, no gain or loss should be recognized by, and no amount should be included in the income of, holders of Liberty SiriusXM common stock upon the receipt of the Series C Liberty SiriusXM Rights in the rights distribution (the Exhibit 8.1 opinion), which is being filed herewith as Exhibit 8.1 to the registration statement of which this prospectus is a part.

        The Exhibit 8.1 opinion is and the rights distribution date opinion will be conditioned upon the accuracy of the statements, representations, covenants, and assumptions upon which such opinion is or will be based and is or will be subject to the conditions, limitations, and qualifications referenced in such opinion and in this discussion. Any inaccuracy in any of the statements, representations, or assumptions or breach of any of the covenants upon which such opinion is or will be based could adversely affect the conclusions reached in such opinion and in this discussion. Please see the discussion below under the heading "—No IRS Ruling Will Be Requested" for a further discussion of the opinions.

        Assuming that the treatment of the rights distribution as described in the opinions of Baker Botts is respected, then:

  •
  if, on the rights distribution date, the fair market value of Series C Liberty SiriusXM Rights which we distribute to you represents (x) less than 15% of the fair market value of your shares of Liberty SiriusXM common stock with respect to which such rights were distributed, your basis in those rights generally will be zero, or (y) 15% or more of the fair market value of your shares of Liberty SiriusXM common stock with respect to which such rights were distributed, your basis in your shares of Liberty SiriusXM common stock with respect to which such rights were distributed will be allocated between those shares of Liberty SiriusXM common stock and the Series C Liberty SiriusXM Rights in proportion to their relative fair market values on the rights distribution date; and

  •
  your holding period for the Series C Liberty SiriusXM Rights that we distribute to you will include the holding period of your shares of Liberty SiriusXM common stock with respect to which such rights were distributed.

        If, on the distribution date, the fair market value of the Series C Liberty SiriusXM Rights we distribute to you represents less than 15% of the fair market value of your shares of Liberty SiriusXM common stock with respect to which such rights were distributed, you may make an election to allocate your basis in your Liberty SiriusXM common stock between such stock and the rights in proportion to their relative fair market values on the rights distribution date. This election may be made pursuant to Section 307 of the Code and the Treasury regulations thereunder and will be irrevocable once made.

        Holders of Liberty SiriusXM common stock that have acquired different blocks of our Liberty SiriusXM common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate basis among, and their holding period of, Series C Liberty SiriusXM Rights distributed pursuant to the rights distribution.

No IRS Ruling Will Be Requested

        We have not sought any ruling from the IRS, and do not intend to seek any ruling, relating to the rights distribution or rights offering. Opinions of counsel are not binding on the IRS and the conclusions expressed in the opinions of Baker Botts could be challenged by the IRS and a court could sustain such challenge.

        In particular, there are no Code provisions, Treasury Regulations, court decisions, or published rulings of the IRS bearing directly on the tax effects of the characterization of "tracking stock," such as the Liberty SiriusXM common stock, or rights to purchase such stock. If the Series C Liberty SiriusXM Rights represent property other than rights to purchase stock of our company, the receipt of such rights by you might be treated as a taxable distribution in an amount equal to the fair market value of such rights, and we could recognize a significant taxable gain as a result of the rights distribution.

        Furthermore, there is a risk that the IRS could successfully assert that the rights distribution is part of a "disproportionate distribution" within the meaning of Section 305(b)(2) of the Code and the Treasury Regulations thereunder. A "disproportionate distribution" is a distribution (or series of distributions, including deemed distributions) from a corporation that has the effect of the receipt of cash or property by some stockholders (or holders of convertible securities) and an increase in the proportionate interest of other stockholders (or holders of convertible securities) in the corporation's assets or earnings and profits. The application of section 305 of the Code is not clear in several respects, including with respect to what constitutes a full adjustment to the conversion price of convertible securities or to other rights to acquire stock in the case of a rights distribution. Accordingly, the application of the disproportionate distribution rules to the rights distribution is subject to some uncertainty, and it is possible that the IRS could successfully assert that the rights distribution is not a tax-free distribution under Section 305(a) of the Code.

        If the rights distribution is not treated as a tax-free distribution under Section 305(a) of the Code, then the distribution of the Series C Liberty SiriusXM Rights will be taxable to you as a dividend to the extent that the fair market value of the Series C Liberty SiriusXM Rights you receive is allocable to our current or accumulated earnings and profits, if any. Any distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in the shares of Liberty SiriusXM common stock with respect to which the distribution was made, and thereafter as capital gain with respect to any remaining value.

        In addition to the foregoing, due to the absence of authorities relating directly to the characterization of tracking stock (including rights to purchase tracking stock) under Section 306 of the Code, there is also a risk that the IRS could successfully assert that the Series C Liberty SiriusXM Rights (and any stock acquired upon exercise of such rights) constitute "Section 306 stock," within the meaning of Section 306(c) of the Code. Stock (including a right to acquire stock) will be Section 306 stock if it is stock that is "not common stock" and satisfies certain other requirements described in Section 306(c) of the Code. The IRS has ruled that stock is other than common stock, for this purpose, if the stock does not participate in corporate growth to any significant extent.

        In general, if the Series C Liberty SiriusXM Rights (or stock acquired upon exercise of such rights) constitute Section 306 stock, then any amount realized by you on a subsequent taxable disposition of such rights or stock may be taxable to you, in whole or in part, as ordinary income or dividend income, and you may not be able to recognize any loss on such disposition. Holders should consult their tax advisors concerning the possible application of Section 306 of the Code to the rights distributed or stock acquired upon exercise of such rights.

        The remaining discussion below assumes that neither the Series C Liberty SiriusXM Rights nor stock acquired upon exercise of such rights constitute Section 306 stock and that no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty SiriusXM common stock upon the receipt of the Series C Liberty SiriusXM Rights in the rights distribution.

Sale, Exchange or Other Disposition of Series C Liberty SiriusXM Rights

        Upon the sale, exchange or other disposition of your Series C Liberty SiriusXM Rights, you generally will recognize capital gain or loss equal to the difference between the amount realized and your basis in such rights. Such gain or loss will be long-term capital gain or loss if your holding period in the Series C Liberty SiriusXM Rights is more than one year on the date of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than short-term capital gains. The deductibility of capital losses is subject to limitations.

Expiration of Series C Liberty SiriusXM Rights

        If you receive Series C Liberty SiriusXM Rights in the rights distribution from us and you allow such rights to expire (i.e., you retain but do not exercise such rights), then you will not be permitted to recognize a taxable loss. If your basis in your Liberty SiriusXM common stock was allocated between that stock and the distributed Series C Liberty SiriusXM Rights, then your basis in the expired Series C Liberty SiriusXM Rights will be reallocated to that stock.

Exercise of Series C Liberty SiriusXM Rights; Basis and Holding Period of Acquired Shares

        You will not recognize gain or loss upon the exercise of the Series C Liberty SiriusXM Rights. Your basis in the Series C Liberty SiriusXM common stock you acquire through exercise of such rights will equal the sum of (1) the subscription price you paid to acquire such Series C Liberty SiriusXM common stock and (2) your basis, if any, in the Series C Liberty SiriusXM Rights which you exercised. Your holding period in the acquired Series C Liberty SiriusXM common stock will begin on the day you exercise the Series C Liberty SiriusXM Rights.

Information Reporting and Backup Withholding

        In general, information reporting to the IRS and backup withholding may apply to your sale, exchange or other disposition of Series C Liberty SiriusXM Rights. Backup withholding (currently at a rate of 24%) may apply to "reportable payments" if you fail to provide a correct taxpayer identification number and certain other information, fail to provide a certification of exempt status or fail to report your full dividend and interest income. You are not subject to backup withholding if you (i) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact or (ii) provide a correct taxpayer identification number, certify under penalties of perjury that you are not subject to backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is properly furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

 USE OF PROCEEDS FROM THE RIGHTS OFFERING

        We will use the net proceeds from this rights offering to repay the $750 million intergroup loan.

        The intergroup loan matures on April 22, 2022. As of May 14, 2020, the intergroup loan had an outstanding balance of $750 million and bore interest at a rate of 5.75% per annum. Borrowings under the intergroup loan were used to partially fund the reattribution. See "Summary—The Reattribution and the Intergroup Loan" for more information.

PLAN OF DISTRIBUTION

        We are distributing our Series C Liberty SiriusXM Rights directly to holders of our Liberty SiriusXM common stock, on a pro rata basis, pursuant to the rights distribution, and expect to list our Series C Liberty SiriusXM Rights on the Nasdaq Global Select Market on a "when-issued" basis on May 15, 2020 under the symbol "LSXRV" and in the "regular way" on May 18, 2020 (the first trading day following the rights distribution date and the commencement date for the rights offering) under the symbol "LSXMR."

        The Series C Liberty SiriusXM Rights offered pursuant to this rights offering are being offered by us directly to all holders of our Liberty SiriusXM common stock as of the rights distribution record date. We intend to distribute subscription materials, including rights certificates, to those persons that were holders of our Liberty SiriusXM common stock on the rights distribution record date.

        The Series C Liberty SiriusXM Rights entitle you to a basic subscription privilege and an oversubscription privilege. The basic subscription privilege entitles you to purchase one share of our Series C Liberty SiriusXM common stock per whole right, upon delivery of the required documents and payment of the subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part, unless you wish to also purchase shares under your oversubscription privilege. The oversubscription privilege entitles you to purchase up to that number of shares of our Series C Liberty SiriusXM common stock offered in the rights offering which are not purchased by other rightsholders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the subscription price per share prior to the expiration time.

        J.P. Morgan Securities LLC will act as dealer manager for this rights offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide marketing services in connection with this rights offering and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. The dealer manager will not underwrite this offering and has no obligation to purchase, or procure purchases of, the Series C Liberty SiriusXM Rights offered hereby or otherwise act in any capacity whatsoever as an underwriter. We have agreed to pay the dealer manager a fee for its marketing and soliciting services equal to $2,000,000.

        In the dealer manager agreement, we have agreed that we will indemnify the dealer manager against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the dealer manager may be required to make in respect of those liabilities. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager.

        The dealer manager has not prepared any report or opinion constituting a recommendation or advice to us or to our stockholders in connection with this offering, nor has the dealer manager prepared an opinion as to the fairness of the subscription price or the terms of this offering. The dealer manager expresses no opinion and makes no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock. The dealer manager also expresses no opinion as to the prices at which the Series C Liberty SiriusXM Rights to be distributed in connection with this offering may trade or the prices at which the Series C Liberty SiriusXM common stock acquired through purchasing and exercising the rights may trade if and when they are issued or at any future time.

        Except as described herein, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Series C Liberty SiriusXM Rights.

        Broadridge will act as subscription agent and information agent for the rights offering. We have agreed to pay Broadridge a base fee for its services as subscription agent and information agent equal to approximately $30,000 (which includes the fees associated with the exercise but not the sale of rights and does not include certain administrative fees, some of which may be determined at a later date). We have also agreed to reimburse Broadridge for its reasonable expenses in connection with its service as subscription agent and information agent, including fees relating to the exercise of rights by brokers, dealers and nominees acting on behalf of holders of shares of our Liberty SiriusXM common stock held by such persons.

        Prior to the expiration of the offering, the dealer manager can independently offer for sale Series C Liberty SiriusXM common stock at prices it sets. The dealer manager could realize profits or losses independent of any fees described in this prospectus.

        The dealer manager and/or its affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our associates. They have received (or will receive) customary fees and commissions for these transactions. The dealer manager has engaged in, and may in the future engage in, such transactions or other commercial dealings in the ordinary course of business with us or our affiliates, including certain affiliates of the dealer manager having acted as agent in connection with certain of our historical private placement transactions, and as lenders to us or our affiliates. For example, an affiliate of J.P. Morgan serves as the Administrative Agent and is a lender under one of the Company's credit facilities. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the dealer manager and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The dealer manager and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        In connection with this offering, the dealer manager may engage in passive market making transactions in our Series C Liberty SiriusXM common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Series C Liberty SiriusXM Rights. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Series C Liberty SiriusXM Rights at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        Except as described herein, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

        We estimate that our total expenses in connection with the rights offering, including registration, legal, printing and accounting fees, will be approximately $1.9 million, other than the fee we are paying to the dealer manager for its marketing and soliciting services.

 LEGAL MATTERS

        Legal matters relating to (i) the validity of the securities to be issued in the rights offering and (ii) the material U.S. federal income tax consequences of the rights offering will be passed upon by Baker Botts L.L.P. Certain legal matters in connection with this rights offering will be passed upon for the dealer manager by Davis Polk & Wardwell LLP.

EXPERTS

        The consolidated financial statements of Liberty Media Corporation as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the Registration Statement on Form S-3 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to changes in the method of accounting for leases and revenue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses payable by Liberty Media Corporation, a Delaware corporation (the "Corporation" or the "Registrant"), in connection with the offering described in this Registration Statement. All amounts are estimates except the registration fee.

Registration fee	$98,094
Accounting fees and expenses	200,000
Legal fees and expenses	600,000
Printing and engraving expenses	900,000
Miscellaneous	100,000

Total	$1,898,094

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the Restated Certificate of Incorporation (the "Charter") of the Registrant provides as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

        2.    Indemnification.

        (a)    Right to Indemnification.    The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

        (b)    Prepayment of Expenses.    The Corporation will pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

        (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

        (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

        (e)    Other Indemnification.    The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        The Registrant's Amended and Restated Bylaws provide indemnification that is similar to the indemnification in the Charter.

        The Registrant has also entered into indemnification agreements with its directors and officers. The indemnification agreements are intended to provide indemnification to the fullest extent permitted by law.

Item 16.    Exhibits.

        (a)    Exhibits.    The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.		Description of Exhibit
1.1	*	Form of Dealer Manager Agreement, between the Registrant and J.P. Morgan Securities LLC.
3.1
Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant's Registration Statement on Form 8-A/A filed on January 24, 2017 (File No. 001-35707).
3.2		Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Liberty Media Corporation's Current Report on Form 8-K as filed on August 6, 2015 (File No. 001-35707)).
4.1
Specimen Certificate for shares of the Registrant's Series C Liberty SiriusXM Common Stock, par value $.01 per share (incorporated by reference to Exhibit 4.6 the Registrant's Registration Statement on Form S-4 filed on December 22, 2015 (File No. 333-208699)).
4.2	*	Specimen Certificate for Series C Liberty SiriusXM Common Stock Subscription Rights of the Registrant.
4.3	*	Instructions for use of Series C Liberty SiriusXM Common Stock Subscription Right Certificates of the Registrant.
5.1	*	Opinion of Baker Botts L.L.P.
8.1	*	Opinion of Baker Botts L.L.P. regarding certain tax matters.
23.1	*	Consent of KPMG LLP.
23.2	*	Consent of Baker Botts L.L.P. (included in Exhibits 5.1 and 8.1).
24.1	*	Powers of Attorney (included on signature page).
99.1	*	Form of Notice of Guaranteed Delivery.
99.2	*	Form of Letter from the Registrant to Brokers, Dealers and Nominees.
99.3	*	Form of Letter from Brokers, Dealers and Nominees to Clients.
99.4	*	Form of Notice to Rightsholders who are Record Holders.
99.5	*	Form of Beneficial Owner Election Form.

*
Filed herewith.

Item 17.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

        individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (5)
    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (A)
    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

    (B)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

  (b)
  The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 14th day of May 2020.

LIBERTY MEDIA CORPORATION
By:	/s/ KATHERINE C. JEWELL Katherine C. Jewell Assistant Vice President and Assistant Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Wendling and Renee L. Wilm his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOHN C. MALONE John C. Malone	Chairman of the Board and Director	May 14, 2020
/s/ GREGORY B. MAFFEI Gregory B. Maffei	Chief Executive Officer (Principal Executive Officer), President and Director	May 14, 2020
/s/ BRIAN J. WENDLING Brian J. Wendling	Chief Accounting Officer and Principal Financial Officer (Principal Financial and Principal Accounting Officer)	May 14, 2020
/s/ ROBERT R. BENNETT Robert R. Bennett	Director	May 14, 2020

Name	Title	Date

/s/ BRIAN DEEVY Brian Deevy	Director	May 14, 2020
/s/ M. IAN G. GILCHRIST M. Ian G. Gilchrist	Director	May 14, 2020
/s/ EVAN D. MALONE Evan D. Malone	Director	May 14, 2020
/s/ DAVID E. RAPLEY David E. Rapley	Director	May 14, 2020
/s/ LARRY E. ROMRELL Larry E. Romrell	Director	May 14, 2020
/s/ ANDREA L. WONG Andrea L. Wong	Director	May 14, 2020